Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Trustees
National Storage Affiliates Trust:
We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333‑211570 and 333-211974) and Form S-8 (No. 333-208602) of National Storage Affiliates Trust of our reports dated February 27, 2018, with respect to the consolidated balance sheets of National Storage Affiliates Trust as of December 31, 2017 and 2016, and the related consolidated statements of operations, comprehensive income (loss), changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes, and the financial statement schedule, Schedule III - Real Estate and Accumulated Depreciation (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2017, which reports appear in the December 31, 2017 annual report on Form 10‑K of National Storage Affiliates Trust.

/s/ KPMG LLP

Denver, Colorado
February 27, 2018